Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-235774) and Form S-8 (Nos. 333-266022 and 333-198895) of V2X, Inc. of our report dated October 11, 2021, except for the effects of the revisions discussed in Note 2 to the combined financial statements, as to which the date is September 1, 2022, relating to the financial statements of the Mission Critical Solutions and Training Services Business (a business of Raytheon Technologies Corporation), which appears in this Current Report on Form 8-K/A.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
September 1, 2022